Exhibit 99.2

Two Rivers Acquires Additional Irrigated Farmland

DENVER – April 8, 2014 - Two Rivers Water & Farming Company (OTCQB: TURV, “Two Rivers”) (www.2riverswater.com) announced today that the Company has completed the acquisition of additional irrigated farmland in Pueblo County, Colorado.  Two Rivers will add the new acquisition to irrigated farmland the Company currently owns and present a 250 acre fruit and vegetable farm unit for sale and lease back to investors at the Global AgInvesting Conference in New York City starting April 29, 2014.

Two Rivers acquires irrigated farmland used for feed crop production and redevelops it into fruit and vegetable crop production.  Once redevelopment is completed, the Company sells the farmland to institutional investors with a lease back from the investors to Two Rivers.  Through these types of transactions, Two Rivers is able to expand revenues and earnings without having to issue additional common stock.

Two Rivers expects to add 1,000 acres to its fruit and vegetable planting in 2015 through sale/lease-back type transactions.  Two Rivers produce is grown and marketed through Dionisio Farms and Produce, a wholly owned subsidiary of Two Rivers, which has over 50 years experience growing and selling produce to national accounts in the United States.

About Two Rivers:

Two Rivers has developed and operates a new farming and water business model suitable for arid regions in the Southwestern United States whereby the Company synergistically integrates high value fruit and vegetable farming and wholesale water distribution into one company.  Two Rivers business model reinvigorates agricultural communities and provides excess water to municipalities through market forces.  Two Rivers’ core business converts irrigated farmland, which is marginally profitable growing low value feed crops, into highly profitable irrigated farmland growing high yield, high value, fruit and vegetable crops.   Fruit and vegetable crops generate six times the revenue of feed crops with better margins. The Company’s initial area of focus is in the Arkansas River basin and its tributaries on the southern Front Range of Colorado.

This news release contains "forward-looking statements," as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.  Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing and acquiring land and water resources.  There can be no assurance Two Rivers will be able to raise additional capital, that it will be able to increase the scale of its business, or that its existing resources will be sufficient to meet all of its cash needs.  These forward-looking statements are made as of the date of this news release, and Two Rivers assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact:
Wayne Harding
Two Rivers Water & Farming Company
(303) 222-1000
info@2riverswater.com